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EXHIBIT 11.1


                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES


                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                     (in thousands, except per share data)



                                                                                     Three months
                                                                                     ended March 31
                                                                                 ---------------------
                                                                                 1996             1995
                                                                                 ----             ----
Average shares outstanding                                                        11,161          7,102


Net effect of conversion of stock options and warrants                                --             --


Total primary shares                                                              11,161          7,102


Net effect of convertible securities                                                  --             --


Total fully diluted shares                                                        11,161          7,102


Net income                                                                   $     3,425    $       739


Less preferred stock dividends                                                        45             45


Net income applicable to common shares primary                                     3,380            694


Plus 7.5% preferred stock dividends                                                   --             --


Net income applicable to common shares fully diluted                               3,380            694


Earnings per common share primary                                                    .30            .10


Earnings per common share fully diluted                                              .30            .10



         The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.